Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Three and six months ended June 30, 2019 and 2018

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
(In thousands)	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$47,950	$28,227
Accounts receivable, net of allowance of $7,769 in 2019 and $8,253 in 2018	283,900	315,407
Prepaid expenses	32,672	30,696
Other current assets	29,550	26,795

Total Current Assets	394,072	401,125
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	285,323	290,803
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	12,746	13,524
Goodwill	186,564	187,741
OTHER ASSETS
Operating lease right-of-use assets	611,371	—
Related party notes receivable	249,566	249,159
Other assets	95,870	106,156

Total Assets	$1,835,512	$1,248,508

CURRENT LIABILITIES
Accounts payable	$69,270	$79,430
Accrued expenses	253,727	305,037
Current operating lease liabilities	205,914	—
Deferred revenue	48,050	35,645

Total Current Liabilities	576,961	420,112
NON-CURRENT LIABILITIES
Long-term debt	371,962	371,007
Related party subordinated notes payable	1,093,123	1,047,802
Non-current operating lease liabilities	415,127	—
Other long-term liabilities	93,455	113,304

Total Liabilities	2,550,628	1,952,225

Commitments and Contingencies (Note 7)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	680	684
Parent Company’s net investment	(1,139,467)	(1,120,442)
Accumulated other comprehensive income	423,671	416,041

Total Shareholder’s Deficit	(715,116)	(703,717)

Total Liabilities and Shareholder’s Deficit	$1,835,512	$1,248,508

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
Revenue	$290,436	310,968	$534,332	$577,496
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	184,846	198,911	358,754	392,977
Selling, general and administrative expenses (excludes depreciation and amortization)	60,750	63,351	115,955	122,923
Corporate expenses (excludes depreciation and amortization)	8,769	9,497	17,194	17,323
Depreciation and amortization	19,511	21,697	38,528	42,527
Other operating income (expense), net	91	(48)	(286)	592

Operating income	16,651	17,464	3,615	2,338
Interest expense, net	11,997	12,229	24,235	24,510
Equity in loss of nonconsolidated affiliates	—	(263)	(348)	(390)
Other income (expense), net	1,018	(8,160)	(1,280)	(3,791)

Net income (loss) before income taxes	5,672	(3,188)	(22,248)	(26,353)
Income tax expense	4,238	6,731	5,115	1,506

Consolidated net income (loss)	1,434	(9,919)	(27,363)	(27,859)
Less amount attributable to noncontrolling interest	1	1	2	2

Net income (loss) attributable to the Company	$1,433	$(9,920)	$(27,365)	$(27,861)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$(955)	$42,019	$5,602	$18,654
Pension adjustments to comprehensive income (loss), net of tax of ($608)	2,592	—	2,592	—

Other comprehensive income, net of tax	1,637	42,019	8,194	18,654

Comprehensive income (loss)	3,070	32,099	(19,171)	(9,207)
Less amount attributable to noncontrolling interest	9	(33)	(6)	(17)

Comprehensive income (loss) attributable to the Company	$3,061	$32,132	$(19,165)	$(9,190)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
(In thousands)	2019	2018
Cash flows from operating activities:
Consolidated net loss	$(27,363)	$(27,859)
Reconciling items:
Depreciation and amortization	38,528	42,527
Deferred taxes	458	(31)
Provision for doubtful accounts	420	834
Amortization of deferred financing charges and note discounts, net	955	869
Share-based compensation	747	793
(Gain) loss on sale of operating assets	286	(592)
Equity in loss of nonconsolidated affiliates	348	390
Noncash capitalized interest expense	17,729	18,112
Foreign exchange transaction loss	1,337	3,791
Other reconciling items, net	(1,107)	(1,121)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	29,286	1,948
Increase in prepaid expenses and other current assets	(18,756)	(6,889)
Decrease in accrued expenses	(6,703)	(10,413)
Decrease in accounts payable	(9,346)	(4,895)
Increase in deferred revenue	28,145	22,653
Changes in other operating assets and liabilities, net	(30,368)	(6,992)

Net cash provided by operating activities	$24,596	$33,125

Cash flows from investing activities:
Purchases of property, plant and equipment	$(34,425)	$(26,790)
Proceeds from disposal of assets	140	172
Proceeds from the sale of investments	524	293
Purchases of other operating assets	—	(35)
Increase in related party notes receivable, net	(407)	(575)
Other, net	(448)	(244)

Net cash used for investing activities	$(34,616)	$(27,179)

Cash flows from financing activities:
Payments on long-term debt	$—	$(231)
Net transfers (to) from related parties	(7,590)	1,941
Increase (decrease) in related party notes payable	34,937	(4,026)

Net cash provided by (used for) financing activities	$27,347	$(2,316)

Effect of exchange rate changes on cash	(7)	(1,425)

Net increase in cash, cash equivalents and restricted cash	17,320	2,205
Cash, cash equivalents and restricted cash at beginning of period	44,393	36,254

Cash, cash equivalents and restricted cash at end of period (Note 1)	$61,713	$38,459

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$17,126	$16,406
Cash paid for income taxes	4,729	4,742

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2018	$(707,989)	$620	$(707,369)
Consolidated net income (loss)	(27,861)	2	(27,859)
Foreign currency translation adjustments	18,671	(17)	18,654
Net transfers to related parties	1,941	—	1,941
Other, net	793	—	793

Balance, June 30, 2018	$(714,445)	$605	$(713,840)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2019	$(704,401)	$684	$(703,717)
Consolidated net income (loss)	(27,365)	2	(27,363)
Adoption of ASC 842, Leases	14,613	—	14,613
Foreign currency translation adjustments	5,608	(6)	5,602
Pension adjustments to comprehensive loss	2,592	—	2,592
Net transfers to related parties	(7,590)	—	(7,590)
Other, net	747	—	747

Balance, June 30, 2019	$(715,796)	$680	$(715,116)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment, Clear Channel International (“CCI”), operates across 22 countries in Europe, Asia and Latin America and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary within the CCI business and consists of CCI operations primarily in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “iHeart Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

On May 1, 2019 (“Effective Date”), CCOH separated (the “Separation”) from iHeartCommunications, upon the effective date of iHeartMedia’s fifth amended Plan of Reorganization (the “iHeartMedia Plan of Reorganization”) and iHeartMedia’s emergence from bankruptcy under Chapter 11 of the United States Bankruptcy Code. In connection with the consummation of the Separation, Clear Channel Outdoor Holdings, Inc. merged with and into CCOH (previously known as Clear Channel Holdings, Inc. and previously the parent company of Clear Channel Outdoor Holdings, Inc.) (the “Merger”), with CCOH surviving the Merger, becoming the successor to Clear Channel Outdoor Holdings, Inc. and changing its name to Clear Channel Outdoor Holdings, Inc. Additionally, pursuant to the Settlement and Separation Agreement (the “Separation Agreement”) entered into with iHeartMedia and iHeartCommunications, the historical intercompany agreements with iHeartCommunications were terminated.

Agreements with iHeartCommunications

Historically, there were several agreements which govern the Company’s relationship with CCOH and CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, were allocated to the Company from CCOH. In connection with the Separation, CCOH terminated the historical intercompany arrangements with iHeartCommunications and entered into a Transition Services Agreement (“TSA”) with iHeartCommunications for one year from the Effective Date (subject to certain rights of the Company to extend up to one additional year). CCOH may terminate the Transition Services Agreement with respect to all or any individual service, in whole or in part, upon 30 days’ prior written notice, provided that any co-dependent services must be terminated concurrently.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Belgium, Denmark, Estonia, Finland, France, Holland, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

These consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 8, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

Certain prior period amounts have been reclassified to conform to the 2019 presentation.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts reported in the Consolidated Statement of Cash Flows:

(In thousands)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$47,950	$28,227
Restricted cash included in:
Other current assets	4,145	4,221
Other assets	9,618	11,945

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$61,713	$44,393

NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Recently Adopted

Leases

The Company adopted ASU No. 2016-02, which created ASC Topic 842, Leases, and all subsequent ASUs relating to this Topic, as of January 1, 2019 (collectively, “ASC Topic 842”). This new lease accounting standard, which supersedes previous lease accounting guidance under U.S. GAAP (ASC Topic 840), results in significant changes to the balance sheets of lessees, most significantly by requiring the recognition of a right-of-use (“ROU”) asset and lease liability by lessees for those leases classified as operating leases. Lessor accounting is also updated to align with certain changes in the lessee model and the revenue recognition standard (ASC Topic 606), which was adopted in 2018.

The Company applied the transition provisions of this standard at January 1, 2019 following the optional transition method provided by ASU No. 2018-11; consequently, the consolidated financial statements and notes to the consolidated financial statements for periods before the date of adoption continue to be presented in accordance with ASC Topic 840. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to not reassess whether expired or existing contracts are, or contain leases and to carry forward the historical lease classification for those leases that commenced prior to the date of adoption.

Upon adoption of ASC Topic 842, prepaid and deferred rent balances, which were historically presented separately, were combined and presented net within the ROU asset. Additionally, deferred gains related to previous transactions that were historically accounted for as sale and operating leasebacks in accordance with ASC Topic 840 were recognized as a cumulative-effect adjustment to equity, resulting in an increase to equity, net of tax, of $14.6 million. Under ASC Topic 840, such gains were recognized ratably over the lease term as a credit to operating lease expense, and operating lease expense for the three and six months ended June 30, 2018 included a credit of $0.2 million and $0.5 million, respectively, for the amortization of these gains.

Adoption of the new standard had a material impact on our consolidated balance sheets, but it did not have a material impact on our other consolidated financial statements. The standard requires disclosures to meet the objective of enabling users of the financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. Refer to Note 3, Revenue, and Note 4, Leases, for more information.

Post Retirement Benefit Plans

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2018 for nonpublic entities. The implementation of ASU 2017-07 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Goodwill

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company early adopted the proposed guidance under ASU 2017-04 beginning on January 1, 2019 on a prospective basis. The implementation of ASU 2017-04 did not have an impact on the Company’s consolidated financial statements and related disclosures.

New Accounting Pronouncements Not Yet Adopted

During the third quarter of 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans. This update is designed to improve the effectiveness of disclosures related to defined benefit plans. The standard is effective for annual and any interim periods beginning after December 15, 2021 for nonpublic entities. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 3 – REVENUE

The Company generates revenue primarily from the sale of advertising space on printed and digital out-of-home advertising displays. These contracts, which typically cover periods of a few weeks to one year, are generally non-cancellable or require the customer to pay a fee to terminate the contract. Certain of these revenue transactions are considered leases, for accounting purposes, as the contracts convey to customers the right to control the use of the Company’s advertising displays for a period of time. To qualify as a lease, fulfillment of the contract must be dependent upon the use of a specified advertising structure, the customer must have almost exclusive use of the advertising display throughout the contract term, and, upon adoption of the new leases standard (ASC Topic 842) on January 1, 2019, the customer must also have the right to change the advertisement that is displayed throughout the contract term.

The Company has elected a practical expedient to not separate non-lease components from associated lease components if certain criteria are met. As such, each right to control the use of an advertising display that meets the lease criteria is combined with the related installation and maintenance services provided under the contract into a single lease component. Production services, which do not meet the criteria to be combined, and each advertising display that does not meet the lease criteria (along with any related installation and maintenance services) are non-lease components. Consideration in outdoor advertising contracts is allocated between lease and non-lease components in proportion to their relative standalone selling prices, which are generally approximated by the contractual prices for each promised service. The Company accounts for revenue from leases, which are all classified as operating leases, in accordance with the lease accounting guidance (ASC Topic 840 or ASC Topic 842, depending on the advertising campaign start date), while the Company’s remaining revenue transactions are accounted for as revenue from contracts with customers (ASC Topic 606).

In accordance with the transition approach that the Company elected to adopt ASC Topic 842, as described in Note 2, revenue contracts with campaign start dates prior to January 1, 2019 were not reassessed to determine whether they qualify as a lease under the requirements of the new leasing standard. Instead, they continue to be accounted for as revenue from contracts with customers or revenue from leases based on the requirements of the previous standard (ASC Topic 840), and the new requirements have been applied to revenue contracts with campaign start dates on or after January 1, 2019. Because the definition of a lease is more restrictive under the new standard, fewer of our new revenue contracts meet the definition of a lease for accounting purposes, resulting in an increase in the percentage of revenue that is categorized as revenue from contracts with customers as compared to the prior year.

Disaggregation of Revenue

The following table shows revenue from contracts with customers disaggregated by geographical region, revenue from leases and total revenue for the three and six months ended June 30, 2019 and 2018:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue from contracts with customers:
France	$68,668	$70,980	$121,027	$126,142
United Kingdom	51,388	29,182	89,747	55,182
Rest of Europe and other	134,968	128,677	248,111	237,422

Total	255,024	228,839	458,885	418,746
Revenue from leases	35,412	82,129	75,447	158,750

Revenue, total	$290,436	$310,968	$534,332	$577,496

The Company’s advertising structures, which may be owned or leased, are used to generate revenue. Such revenue may be classified as revenue from contracts with customers or revenue from leases depending on the terms of the contract, as previously described.

Revenue from Contracts with Customers

The following tables show the Company’s beginning and ending accounts receivable and deferred revenue balances from contracts with customers:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018

Accounts receivable, net of allowance, from contracts with customers:
Beginning balance	$230,247	$210,655	$246,874	$242,215
Ending balance	$253,201	$223,724	$253,201	$223,724
Deferred revenue from contracts with customers:
Beginning balance	$34,911	$27,731	$22,742	$18,195
Ending balance	$30,772	$27,115	$30,772	$27,115

During the three months ended June 30, 2019 and 2018, respectively, the Company recognized $19.9 million and $16.7 million of revenue that was included in the deferred revenue from contracts with customers balance at the beginning of the period. During the six months ended June 30, 2019 and 2018, respectively, the Company recognized $17.5 million and $16.5 million of revenue that was included in the deferred revenue from contracts with customers balance at the beginning of the period.

As previously described, the Company’s contracts with customers generally have terms of one year or less; however, as of June 30, 2019, the Company expects to recognize $54.6 million of revenue in future periods for remaining performance obligations from current contracts with customers that have an original expected duration greater than one year, to be recognized over the next seven years.

Revenue from Leases

As of June 30, 2019, future lease payments to be received by the Company are as follows:

(In thousands)
2019	$42,872
2020	2,268
2021	232
2022	20
2023	2

Total	$45,394

Note that the future lease payments disclosed are limited to the non-cancellable period of the lease and, for contracts that require the customer to pay a significant fee to terminate the contract such that the customer is considered reasonably certain not to exercise this option, periods beyond the termination option. Payments scheduled for periods beyond a termination option are not included for contracts that allow cancellation by the customer without a significant fee.

NOTE 4 – LEASES

The Company enters into contracts to use land, buildings and office space, structures, and other equipment such as automobiles and copiers. Such arrangements are evaluated at inception to determine whether they contain a lease. The majority of the Company’s leases are operating leases, including land lease contracts and contracts for the use of space on floors, walls and exterior locations on buildings, assuming all required elements of a lease contract are present. The majority of the Company’s transit contracts do not meet the definition of a lease under ASC Topic 842 due to substantive substitution rights within those contracts; however, in accordance with the transition approach that the Company elected to adopt ASC Topic 842 as described in Note 1, contracts that were historically determined to be leases under ASC Topic 840, including certain international transit contracts, are included in the Company’s balance sheet as of January 1, 2019.

Operating leases are reflected on the Company’s balance sheet as Operating lease right-of-use (“ROU”) assets, and the related short-term and long-term liabilities are included within Current and Noncurrent operating lease liabilities, respectively. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at lease commencement based on the present value of lease payments over the lease term, and lease expense is recognized on a straight-line basis over the lease term. The Company’s finance leases are included within Property, plant and equipment, and the related short-term and long-term liabilities are included within the Current portion of long-term debt and Long-term debt, respectively.

Certain of the Company’s operating lease agreements include rental payments based on a percentage of revenue and others include rental payments adjusted periodically for inflationary changes. Percentage rent contracts, in which lease expense is calculated as a percentage of advertising revenue, and payments due to changes in inflationary adjustments are included within variable rent expense, which is accounted for separately from periodic straight-line lease expense. Future payments arising from such variable terms are not included in operating lease liabilities or ROU assets. Amounts related to insurance and property taxes in lease arrangements when billed on a pass-through basis are allocated to the lease and non-lease components of the lease based on their relative standalone selling prices. Internationally, the Company is commonly assessed VAT on its contracts, which is treated as a non-lease component.

Many operating lease contracts expire; however, the Company may continue to operate the leased assets after the rights and obligations of the lease agreements have expired. Such contracts, once expired, are not considered to be leases and future expected payments are not included in operating lease liabilities or ROU assets. Many of the Company’s leases entered into in connection with advertising structures provide options to extend the terms of the agreements. Generally, renewal periods are excluded from minimum lease payments when calculating the lease liabilities as, for most leases, the Company does not consider exercise of such options to be reasonably certain. As a result, unless a renewal option is considered to be reasonably certain, the optional terms and payments are not been included within the lease liability. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The implicit rate within the Company’s lease agreements is generally not determinable. As such, the Company uses the incremental borrowing rate (“IBR”) to determine the present value of lease payments at the commencement of the lease. The IBR, as defined in ASC Topic 842, is “the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.”

The following table provides the components of lease expense included within the Consolidated Statement of Comprehensive Loss for the three and six months ended June 30, 2019:

(In thousands)	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Operating lease expense	$59,859	$116,754
Variable lease expense	$23,677	$44,703

The following table provides the weighted average remaining lease term and the weighted average discount rate for the Company’s leases as of June 30, 2019:

(In thousands)	June 30, 2019
Operating lease weighted average remaining lease term (in years)	5.02
Operating lease weighted average discount rate	5.27%

As of June 30, 2019, the Company’s maturities of operating lease liabilities were as follows:

(In thousands)
2019	$134,980
2020	175,952
2021	131,904
2022	92,421
2023	59,946
Thereafter	112,292

Total lease payments	$707,495
Less: Effect of discounting	86,454

Total operating lease liabilities	$621,041

The following table provides supplemental cash flow information related to leases:

(In thousands)	Six Months Ended June 30, 2019
Cash paid for amounts included in the measurement of operating lease liabilities	$129,933
Lease liabilities arising from obtaining right-of-use assets(1)	$694,865

(1)	Lease liabilities arising from obtaining right-of-use assets include transition liabilities upon adoption of ASC 842, as well as new leases entered into during the six months ended June 30, 2019.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at June 30, 2019 and December 31, 2018, respectively:

	June 30,	December 31,
(In thousands)	2019	2018
Land, buildings and improvements	$35,745	$35,361
Structures	497,564	531,707
Furniture and other equipment	126,549	123,107
Construction in progress	42,252	29,884

	702,110	720,059
Less: accumulated depreciation	416,787	429,256

Property, plant and equipment, net	$285,323	$290,803

Total depreciation expense related to property, plant and equipment for the three months ended June 30, 2019 and 2018 was $19.2 million and $21.0 million, respectively, and $37.7 million and $41.0 million for the six months ended June 30, 2019 and 2018, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019		December 31, 2018
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$223,297	$(210,643)	$224,813	$(211,386)
Other	939	(847)	980	(883)

Total	$224,236	$(211,490)	$225,793	$(212,269)

Total amortization expense related to definite-lived intangible assets for the three months ended June 30, 2019 and 2018 was $0.3 million and $0.7 million, respectively, and $0.8 million and $1.6 million for the six months ended June 30, 2019 and 2018, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2020	$1,254
2021	1,085
2022	752
2023	699
2024	683

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Goodwill

The following table presents the changes in the carrying amount of the Company’s goodwill:

(In thousands)
Balance as of December 31, 2017	$195,511
Foreign currency	(7,770)

Balance as of December 31, 2018	$187,741
Foreign currency	(1,177)

Balance as of June 30, 2019	$186,564

The beginning balance as of December 31, 2017 is net of cumulative impairments of $191.4 million.

NOTE 6 – LONG-TERM DEBT

Long-term debt outstanding as of June 30, 2019 and December 31, 2018 consisted of the following:

	June 30,	December 31,
(In thousands)	2019	2018
Clear Channel International B.V. Senior Notes	$375,000	$375,000
Original issue premium	2,046	2,701
Long-term debt fees	(5,084)	(6,694)

Total debt	$371,962	$371,007
Less: current portion	—	—

Total long-term debt	$371,962	$371,007

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $384.1 million and $377.8 million at June 30, 2019 and December 31, 2018, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

NOTE 7 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Italy Investigation

During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations in its business in Italy, which resulted in an understatement of its VAT obligation. These misstatements resulted in an understatement of other long-term liabilities of $16.9 million as of December 31, 2017. The effect of these misstatements is reflected in the historical financial statements in the appropriate periods. Upon identification of these misstatements, the Company undertook certain procedures, including a forensic investigation. In addition, the Company voluntarily disclosed the matter and findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit in relation to the transactions under investigation, amounting to approximately $17 million, including estimated possible penalties and interest. The Company made a payment of approximately $6.9 million, net of VAT recoverable, during the fourth quarter of 2018 and expects to pay the remainder during the last half of 2019 or the first quarter of 2020. The ultimate amount to be paid may differ from the estimates, and such differences may be material.

Guarantees

As of June 30, 2019, the Company had outstanding bank guarantees of $30.2 million, of which $11.8 million were backed by cash collateral. Additionally, as of June 30, 2019, the Parent Company had outstanding commercial standby letters of credit of $16.1 million held on behalf of the Company and its subsidiaries.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR or GBP LIBOR.

Related party subordinated notes payable at June 30, 2019 and December 31, 2018 consisted of:

	June 30,	December 31,
(In thousands)	2019	2018
Notes due to Clear Channel C.V.	$378,123	$340,608
Notes due to CCO International Holdings B.V.	715,000	707,194

Total Related Party Notes Payable	$1,093,123	$1,047,802

During the six months ended June 30, 2019 and 2018, the Company capitalized $17.7 million and $18.1 million in interest payable, respectively, which had been accrued in relation to related party subordinated notes payable.

Related Party Notes Receivable

The Company, as lender, had three outstanding notes receivable balances with three related parties, Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at June 30, 2019. The balances are unsecured and repayable on demand. The Clear Channel C.V. note bears interest at a fixed rate of 9.66%. The Clear Channel Worldwide Holdings, Inc. and CCO International Holdings B.V. notes bear interest at 3.65% plus three-month USD LIBOR and 3.40% plus three-month USD LIBOR, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The balances outstanding at June 30, 2019 and December 31, 2018 on these Related Party Notes Receivable are as follows:

	June 30,	December 31,
(In thousands)	2019	2018
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	10,516	10,109
Note due from Clear Channel Worldwide Holdings, Inc.	16,273	16,273

Total Related Party Notes Receivable	$249,566	$249,159

Cash Management Arrangement

The Parent Company’s policy is to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by the Company and its subsidiaries is needed to fund operations in the United States, the Parent Company has the ability to cause the Company to make distributions and repatriate available funds. If excess cash from operations is transferred to the Parent Company, it is either applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V., or distributed as cash dividends to subsidiaries of the Parent Company. See “Related Party Subordinated Notes Payable” above.

Management Services

CCOH provides management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; (iv) licensing of intellectual property, copyrights, trademarks and other intangible assets; and (v) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended June 30, 2019 and 2018, the Company recorded $4.7 million and $5.0 million, respectively, and $10.0 million and $9.5 million for the six months ended June 30, 2019 and 2018, respectively, for these services, which are included in Corporate expenses in the Statement of Comprehensive Loss.

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for the Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of the Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended June 30, 2019 and 2018 were $9.2 million and $5.1 million, respectively, and $15.6 million and $9.0 million for the six months ended June 30, 2019 and 2018, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

Tax Matters Agreement

Prior to the Separation, pursuant to the tax matters agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. Subsequent to the Separation, the operations of the Company are included in the consolidated tax return filed by CCOH. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 9 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
Current tax expense	$4,285	$7,074	$4,657	$1,537
Deferred tax expense (benefit)	(47)	(343)	458	(31)

Income tax expense	$4,238	$6,731	$5,115	$1,506

The effective tax rates for the three months ended June 30, 2019 and 2018 were 74.7% and (211.1)%, respectively. The effective tax rates for the six months ended June 30, 2019 and 2018 were (23.0)% and (5.7)%, respectively. The effective rates were primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current period net operating losses due to uncertainty regarding the Company’s ability to realize those assets in future periods. In addition, current period losses in certain jurisdictions did not result in tax benefits due to the inability to deduct those losses for tax purposes.

NOTE 10 — POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
Service cost	$707	$902	$1,534	$1,818
Interest cost	856	961	1,783	1,943
Expected returns on plan assets	(1,454)	(1,724)	(2,859)	(3,487)
Amortization of actuarial loss	799	205	997	415
Amortization of prior service credits	(69)	(45)	(139)	(92)

Total net periodic pension expense	$839	$299	$1,316	$597

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.9 million and $0.5 million to defined benefit pension plans during the three months ended June 30, 2019 and 2018, respectively. The Company contributed $1.4 million and $1.0 million to defined benefit pension plans during the six months ended June 30, 2019 and 2018, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans totaled $3.5 million and $3.8 million for the three months ended June 30, 2019 and 2018, respectively. Contributions to these plans totaled $7.0 million and $7.5 million for the six months ended June 30, 2019 and 2018, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 11 — OTHER INFORMATION

The following table discloses the components of “Other assets” at:

	June 30,	December 31,
(In thousands)	2019	2018
Prepaid expenses	$1,406	$10,476
Deposits	6,478	6,096
Investments	6,324	5,806
Deferred income taxes	58,810	61,097
Restricted cash	9,618	11,945
Other	13,234	10,736

Total other assets	$95,870	$106,156

The following table discloses the components of “Accrued expenses” at:

	June 30,	December 31,
(In thousands)	2019	2018
Accrued employee compensation and benefits	$84,638	$106,444
Accrued rent	23,705	94,015
Accrued taxes	17,133	20,699
Accrued other	128,251	83,879

Total accrued expenses	$253,727	$305,037

The following table discloses the components of “Other long-term liabilities” at:

	June 30,	December 31,
(In thousands)	2019	2018
Unrecognized tax benefits	$7,534	$7,049
Asset retirement obligation	25,005	25,547
Postretirement benefit obligation (Note 10)	42,712	46,846
Deferred revenue	—	14,469
Other	18,204	19,393

Total other long-term liabilities	$93,455	$113,304

NOTE 12 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the period ended June 30, 2019 through August 1, 2019, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” or “CCOH” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Certain prior period amounts have been reclassified to conform to the 2019 presentation.

Relationship with iHeartCommunications

On May 1, 2019 (the “Effective Date”), CCOH separated (the “Separation”) from iHeartCommunications, upon the effective date of iHeartMedia’s fifth amended Plan of Reorganization (the “iHeartMedia Plan of Reorganization”) and iHeartMedia’s emergence from bankruptcy under Chapter 11 of the United States Bankruptcy Code. In connection with the consummation of the Separation, Clear Channel Outdoor Holdings, Inc. merged with and into CCOH (previously known as Clear Channel Holdings, Inc. and previously the parent company of Clear Channel Outdoor Holdings, Inc.) (the “Merger”), with CCOH surviving the Merger, becoming the successor to Clear Channel Outdoor Holdings, Inc. and changing its name to Clear Channel Outdoor Holdings, Inc. Additionally, pursuant to the Settlement and Separation Agreement (the “Separation Agreement”) entered into with iHeartMedia and iHeartCommunications, the historical intercompany agreements with iHeartCommunications were terminated.

In connection with the Separation, CCOH terminated the historical intercompany arrangements with iHeartCommunications and entered into a Transition Service Agreement (“TSA”) with iHeartCommunications for one year from the Effective Date (subject to certain rights of the Company to extend up to one additional year). CCOH may terminate the Transition Services Agreement with respect to all or any individual service, in whole or in part, upon 30 days’ prior written notice, provided that any co-dependent services must be terminated concurrently.

Other Related Party Agreements

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to the Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to the Parent Company in relation to these services during the three months ended June 30, 2019 and 2018 were $9.2 million and $5.1 million, respectively, and $15.6 million and $9.0 million for the six months ended June 30, 2019 and 2018, respectively. Such costs are included as a reduction in Corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three and six months ended June 30, 2019 and 2018 is as follows:

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
(in thousands)	2019	2018		2019	2018
Revenue	$290,436	$310,968	(6.6)%	$534,332	$577,496	(7.5)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	184,846	198,911	(7.1)%	358,754	392,977	(8.7)%
Selling, general and administrative expenses (excludes depreciation and amortization)	60,750	63,351	(4.1)%	115,955	122,923	(5.7)%
Corporate expenses (excludes depreciation and amortization)	8,769	9,497	(7.7)%	17,194	17,323	(0.7)%
Depreciation and amortization	19,511	21,697	(10.1)%	38,528	42,527	(9.4)%
Other operating income (expense), net	91	(48)		(286)	592

Operating income	16,651	17,464	(4.7)%	3,615	2,338	54.6%
Interest expense, net	11,997	12,229		24,235	24,510
Equity in loss of nonconsolidated affiliates	—	(263)		(348)	(390)
Other income (expense), net	1,018	(8,160)		(1,280)	(3,791)

Net income (loss) before income taxes	5,672	(3,188)		(22,248)	(26,353)
Income tax expense	4,238	6,731		5,115	1,506

Consolidated net income (loss)	1,434	(9,919)		(27,363)	(27,859)
Less amount attributable to noncontrolling interest	1	1		2	2

Net income (loss) attributable to the Company	$1,433	$(9,920)		$(27,365)	$(27,861)

Consolidated Revenue

For the three months ended June 30, 2019, revenue decreased $20.5 million compared to the same period of 2018. Excluding the $16.8 million impact from movements in foreign exchange rates, revenues decreased $3.7 million compared to the same period of 2018. The decrease in revenue was primarily due to non-renewal of contracts in certain countries, including Italy and Spain. These decreases were partially offset by increases in revenue from digital display expansion in the United Kingdom and new contracts in Finland.

For the six months ended June 30, 2019, revenue decreased $43.2 million compared to the same period of 2018. Excluding the $36.8 million impact from movements in foreign exchange rates, revenues decreased $6.4 million compared to the same period of 2018. The decrease in revenue was primarily due to non-renewal of contracts in certain countries, including Italy and Spain. These decreases were partially offset by increases in revenue from digital display expansion in the United Kingdom and new contracts in Finland.

Consolidated Direct Operating Expenses

For the three months ended June 30, 2019, direct operating expenses decreased $14.1 million compared to the same period of 2018. Excluding the $10.9 million impact from movements in foreign exchange rates, direct operating expenses decreased $3.2 million compared to the same period of 2018. The decrease was primarily due to lower site lease expenses in Italy and Spain due to the non-renewal of contracts. These decreases were partially offset by higher site lease expenses in countries experiencing revenue growth.

For the six months ended June 30, 2019, direct operating expenses decreased $34.2 million compared to the same period of 2018. Excluding the $25.2 million impact from movements in foreign exchange rates, direct operating expenses decreased $9.0 million compared to the same period of 2018. The decrease was primarily due to lower site lease expenses in Italy and Spain due to the non-renewal of contracts, partially offset by higher site lease expenses in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

For the three months ended June 30, 2019, SG&A expenses decreased $2.6 million compared to the same period of 2018. Excluding the $3.6 million impact from movements in foreign exchange rates, SG&A expenses increased $1.0 million compared to the same period of 2018. The increase was primarily due to increased marketing costs in the United Kingdom.

For the six months ended June 30, 2019, SG&A expenses decreased $7.0 million compared to the same period of 2018. Excluding the $8.1 million impact from movements in foreign exchange rates, SG&A expenses increased $1.1 million compared to the same period of 2018. The increase was primarily due to increased pension costs in the United Kingdom.

Corporate Expenses

For the three months ended June 30, 2019, corporate expenses decreased $0.7 million compared to the same period of 2018. Excluding the $0.5 million impact from movements in foreign exchange rates, SG&A expenses decreased $0.2 million compared to the same period of 2018.

For the six months ended June 30, 2019, corporate expenses decreased $0.1 million compared to the same period of 2018. Excluding the $1.1 million impact from movements in foreign exchange rates, corporate expenses increased $1.0 million compared to the same period of 2018.

Depreciation and Amortization

For the three months ended June 30, 2019, depreciation and amortization decreased $2.2 million compared to the same period of 2018. Excluding the $1.2 million impact from movements in foreign exchange rates, depreciation and amortization decreased $1.0 million compared to the same period of 2018.

For the six months ended June 30, 2019, depreciation and amortization decreased $4.0 million compared to the same period of 2018. Excluding the $2.7 million impact from movements in foreign exchange rates, depreciation and amortization decreased $1.3 million compared to the same period of 2018.

Other Operating Income (Expense), Net

Other operating income, net was $0.1 million for the three months ended June 30, 2019. Other operating expense, net was $0.3 million for the six months ended June 30, 2019.

Other operating expense, net was $0.0 million for the three months ended June 30, 2018. Other operating income, net was $0.6 million for the six months ended June 30, 2018.

Interest Expense, Net

For the three months ended June 30, 2019, interest expense decreased $0.2 million compared to the same period of 2018. For the six months ended June 30, 2019, interest expense decreased $0.3 million compared to the same period of 2018.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates was $0.0 million and $0.3 million for the three months ended June 30, 2019 and 2018, respectively, included the losses from our equity investments.

Equity in loss of nonconsolidated affiliates was $0.3 million and $0.4 million for the six months ended June 30, 2019 and 2018, respectively, included the losses from our equity investments.

Other Income (Expense), net

Other income, net during the three months ended June 30, 2019 was $1.0 million, compared to other expense, net of $8.2 million during the same period of 2018. The $9.2 million change related primarily to foreign exchange activity recognized in connection with intercompany notes denominated in foreign currencies.

Other expense, net increased $2.5 million during the six months ended June 30, 2019, compared to the same period of 2018 related primarily to foreign exchange activity recognized in connection with intercompany notes denominated in foreign currencies.

Income Tax Expense (Benefit)

Prior to the Separation, our operations were included in a consolidated income tax return filed by iHeartMedia. Subsequent to the Separation, our operations are included in a consolidated income tax return filed by CCOH. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended June 30, 2019 and 2018 were 74.7% and (211.1)%, respectively. The effective tax rates for the six months ended June 30, 2019 and 2018 were (23.0)% and (5.7)%, respectively. The effective rates were primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current period net operating losses due to uncertainty regarding our ability to realize those assets in future periods. In addition, current period losses in certain jurisdictions did not result in tax benefits due to the inability to deduct those losses for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the six months ended June 30, 2019 and 2018:

	Six Months Ended June 30,
(In thousands)	2019	2018
Cash provided by (used for):
Operating activities	$24,596	$33,125
Investing activities	(34,616)	(27,179)
Financing activities	27,347	(2,316)

Operating Activities

Cash provided by operating activities was $24.6 million during the six months ended June 30, 2019 compared to cash provided by operating activities of $33.1 million during the six months ended June 30, 2018. The decrease in cash provided by operating activities is primarily due to changes in working capital balances, which were affected by the timing of payments.

Investing Activities

Cash used for investing activities of $34.6 million during the six months ended June 30, 2019, primarily reflected capital expenditures of $34.4 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Cash used for investing activities of $27.2 million during the six months ended June 30, 2018, primarily reflected capital expenditures of $26.8 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Financing Activities

Cash provided by financing activities of $27.3 million during the six months ended June 30, 2019, primarily reflects a net increase of $34.9 million in related party notes payable, offset by net transfers to related parties.

Cash used for financing activities of $2.3 million during the six months ended June 30, 2018, primarily reflects a net decrease of $4.0 million in related party notes payable offset by transfers from related parties.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and funding from CCOH, as described below, will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At June 30, 2019, we had $48.0 million of cash on our balance sheet.

It is CCOH’s policy to permanently reinvest the earnings of its foreign subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, CCOH has the ability to cause us to make distributions and repatriate available funds. In the event the Company requires additional cash to fund operations from time to time, CCOH is not limited by any of its debt agreements from providing such funding. CCOH has the ability and intent to provide funds to the Company to the extent they are needed in order for the Company to meet its obligations, including debt service costs, as they become due.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash flow from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of June 30, 2019.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Senior Notes

As of June 30, 2019, we had $375.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020 (the “Senior Notes”).

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of June 30, 2019 and December 31, 2018, we had related party subordinated notes payable balances outstanding of $1.1 billion. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 3.4% plus three-month EUR or GBP LIBOR.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of June 30, 2019, there was $2.9 million outstanding under these facilities and there was approximately $5.3 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have increased our net income for the three months ended June 30, 2019 by $0.1 million and would have decreased our net loss for the six months ended June 30, 2019 by $2.7 million. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three and six months ended June 30, 2019 would have increased our net losses for the three and six months ended June 30, 2019 by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three and six months ended June 30, 2019 and 2018 and at June 30, 2019 and December 31, 2018. The selected historical financial data for the three and six months ended June 30, 2019 and 2018 and at June 30, 2019 and December 31, 2018 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Three Months Ended June 30, 2019
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$127.3	$156.7	$6.4	$—	$290.4
Direct operating, SG&A and Corporate expenses	—	110.6	139.2	4.5	—	254.3
Depreciation and amortization	—	8.7	10.4	0.4	—	19.5
Other operating income	—	—	0.1	—	—	0.1

Operating income	$—	$8.0	$7.2	$1.5	$—	$16.7

Other Financial Data:
Capital expenditures	$—	$11.1	$11.4	$—	$—	$22.5

	Six Months Ended June 30, 2019
Results of Operations Data:
Revenue	$—	$240.0	$281.4	$12.9	$—	$534.3
Direct operating, SG&A and Corporate expenses	0.1	213.4	269.3	9.1	—	491.9
Depreciation and amortization	—	17.7	20.0	0.8	—	38.5
Other operating income (expense)	—	(0.4)	0.1	—	—	(0.3)

Operating income (loss)	$(0.1)	$8.5	$(7.8)	$3.0	$—	$3.6

Other Financial Data:
Capital expenditures	$—	$17.8	$16.6	$—	$—	$34.4
Balance Sheet Data (at June 30, 2019):
Cash and cash equivalents	$—	$37.2	$9.6	$1.2	$—	$48.0
Current assets	—	157.2	227.2	9.7	—	394.1
Property, plant and equipment, net	—	124.1	158.6	2.6	—	285.3
Intercompany assets	93.8	516.4	144.0	56.3	(810.5)	—
Total assets	316.5	1,357.4	898.7	73.4	(810.5)	1,835.5
Current liabilities	1.6	251.9	315.1	8.4	—	577.0
Long-term debt, less current maturities	372.0	—	—	—	—	372.0
Related party subordinated notes payable	499.7	593.4	—	—	—	1,093.1

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Three Months Ended June 30, 2018
			Non-Guarantor Subsidiaries
		Guarantor Subsidiaries	Europe	Non-		Consolidated
	Issuer	(Restated)	(Restated)	Europe (1)	Eliminations	(Restated)
Results of Operations Data:
Revenue	$—	$132.2	$173.5	$5.3	$—	$311.0
Direct operating, SG&A and Corporate expenses	0.1	113.1	154.6	4.0	—	271.8
Depreciation and amortization	—	10.0	11.3	0.4	—	21.7
Other operating income (loss)	—	(0.4)	0.4	—	—	—

Operating loss	$(0.1)	$8.7	$8.0	$0.9	$—	$17.5

Other Financial Data:
Capital expenditures	$—	$4.7	$9.6	$0.2	$—	$14.5

	Six Months Ended June 30, 2018
Results of Operations Data:
Revenue	$—	$250.5	$315.5	$11.5	$—	$577.5
Direct operating, SG&A and Corporate expenses	0.1	222.1	302.8	8.2	—	533.2
Depreciation and amortization	—	19.0	22.8	0.7	—	42.5
Other operating (expense) income	—	(0.2)	0.7	—	—	0.5

Operating income (loss)	$(0.1)	$9.2	$(9.4)	$2.6	$—	$2.3

Other Financial Data:
Capital expenditures	$—	$11.7	$14.9	$0.2	$—	$26.8
Balance Sheet Data (at December 31, 2018):
Cash and cash equivalents	$—	$14.2	$13.2	$0.8	$—	$28.2
Current assets	—	141.0	251.9	8.2	—	401.1
Property, plant and equipment, net	—	125.1	162.3	3.4	—	290.8
Intercompany assets	91.7	501.0	145.3	49.7	(787.7)	—
Total assets	314.5	922.9	733.6	65.2	(787.7)	1,248.5
Current liabilities	1.6	170.9	243.4	4.2	—	420.1
Long-term debt, net of current maturities	371.0	—	—	—	—	371.0
Related party subordinated notes payable	502.9	544.9	—	—	—	1,047.8

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including any impact as a result of Brexit;

•	our ability to service our debt obligations and to fund our operations and capital expenditures;

•	industry conditions, including competition;

•	our dependence on Parent Company’s management team and key individuals;

•	our ability to obtain or retain key concessions and contracts;

•	fluctuations in operating costs;

•	technological advances and innovations;

•	shifts in population and other demographics;

•

other general economic and political conditions in the countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	changes in labor conditions and management;

•	the impact of future dispositions, acquisitions and other strategic transactions;

•	legislative or regulatory requirements;

•	regulations and consumer concerns regarding privacy and data protection, and breaches of information security measures;

•	restrictions on outdoor advertising of certain products;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	risks of doing business in multiple jurisdictions;

•	Parent Company’s and our relationship with iHeartCommunications;

•

the risks and uncertainties associated with iHeartMedia’s Chapter 11 Cases on us and iHeartCommunications, which is operating as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court;

•	the obligations and restrictions imposed on us by Parent Company’s agreements with iHeartCommunications;

•	the risk that Parent Company may be unable to replace the services iHeartCommunications provides to it and to us in a timely manner or on comparable terms;

•	the risk that iHeartMedia’s Chapter 11 Cases may result in unfavorable tax consequences for us;

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and

•	the effect of credit ratings downgrades.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.